Exhibit 99.1

News Release
Amkor Reports Third Quarter 2009 Results
CHANDLER, Ariz. – October 27, 2009 — Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor assembly and test services, today reported its financial results for the quarter ended September 30, 2009.
Third quarter net sales of $616 million were up 22% sequentially from the second quarter of 2009 and down 14% from the third quarter of 2008. Third quarter net income was $81 million or $0.31 per diluted share, compared to $9 million or $0.05 per diluted share in the second quarter.
Net income for the third quarter of 2009 includes income tax benefits of $34 million or $0.12 per diluted share primarily from the release of a tax valuation allowance at our subsidiary in Korea. Net income for the third quarter of 2008 was $29 million, or $0.15 per diluted share. Net income for the third quarter of 2008 included a charge of $52 million or $0.25 per diluted share, relating to the resolution of a patent license dispute.
“We performed well in the third quarter, delivering strong results,” said Ken Joyce, chief executive officer of Amkor. “Net sales increased 22%, reflecting higher than typical seasonal growth, primarily driven by demand for communications and consumer applications. We achieved gross margin of 25% for the quarter, up sequentially from 20% in the second quarter of 2009, as we benefited from higher levels of capacity utilization and our earlier cost reduction efforts. As the global economy continues to improve, we are prudently investing in expanding capacity for our advanced interconnect technologies in close alignment with customer product roadmaps.”
“Looking ahead to the fourth quarter, we expect net sales to be flat, plus or minus 2%, from the third quarter of 2009 and gross margin of 23% to 25% based on current forecasts from our customers,” added Joyce.
“We generated $81 million in free cash flow in the third quarter and ended the quarter with a cash balance of $447 million and total debt of just under $1.5 billion,” said Joanne Solomon, Amkor’s chief financial officer. “During the third quarter, we repurchased $25 million of our 7.125% senior notes due 2011 and $49 million of our 7.75% senior notes due 2013. We have an aggregate of $86 million of debt coming due through the end of 2010, and the remaining $119 million of our 7.125% notes and 2.5% convertible notes mature in 2011.”

“Third quarter 2009 capital additions were $78 million. We expect capital additions for the fourth quarter to be approximately $70 million and approximately $200 million for the full year 2009 with full year capital intensity of approximately 9%. Our third quarter 2009 and planned capital additions are primarily related to expanding our capacity in response to increased levels of customer demand,” said Solomon.
Selected operating data for the third quarter of 2009 is included in a section before the financial tables.
Business Outlook
Based upon the latest available information, we have the following expectations for the fourth quarter of 2009:
•	Net sales flat, plus or minus 2%, from the third quarter of 2009

•	Gross margin between 23% and 25%

•	Net income – in the range of $0.17 to $0.23 per diluted share

Conference Call Information
Amkor will conduct a conference call on October 27, 2009 at 5:00 p.m. eastern time. This call is being webcast and can be accessed at Amkor’s web site at www.amkor.com.  You may also access the call by dialing 888-561-1799.  A replay of the call will be made available at Amkor’s web site or by dialing 800-406-7325 (access passcode # 4169497). The webcast is also being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through Thomson Financial individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).
About Amkor
Amkor is a leading provider of semiconductor assembly and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the following: expectations regarding net sales and gross margin in the fourth quarter of 2009; the expected dollar amount and focus of our capital additions and the expected level of capital intensity; and the statements made under Business Outlook including those regarding net sales, gross margin and net income.  These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:
•	the highly unpredictable nature of the semiconductor industry;

•	the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers;

•	inability to achieve high capacity utilization rates;

•	volatility of consumer demand for products incorporating our semiconductor packages;

•	weakness in the forecasts of Amkor’s customers;

•	customer modification of and follow through with respect to forecasts provided to Amkor;

•	curtailment of outsourcing by our customers;

•	our substantial indebtedness and restrictive covenants;

•	failure to realize sufficient cash flow to fund capital additions;

•	the effects of a recession in the U.S. and other economies worldwide;

•	the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters;

•	worldwide economic effects of terrorist attacks, natural disasters and military conflict;

•	our ability to reduce costs;

•	competitive pricing and declines in average selling prices;

•	timing and volume of orders relative to production capacity;

•	fluctuations in manufacturing yields;

•	competition;

•	dependence on international operations and sales;

•	dependence on raw material and equipment suppliers and changes in raw material costs;

•	exchange rate fluctuations;

•	dependence on key personnel;

•	difficulties in managing growth;

•	enforcement of intellectual property rights;

•	environmental and other governmental regulations; and

•	technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.  Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Contact:
   Joanne Solomon
   Corporate Vice President & CFO
   480-821-5000 ext. 5416
   joanne.solomon@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q3 2009	Q2 2009	Q3 2008
Sales Data:

Packaging services:
Wirebond — leadframe	28%	25%	29%
Wirebond — laminate	44%	43%	40%
Flip chip and wafer level processing	17%	20%	20%

Packaging services	89%	88%	89%
Test services	11%	12%	11%

Total sales	100%	100%	100%

Packaged units (in millions):
Wirebond — leadframe	1,802	1,229	1,957
Wirebond — laminate	419	330	390
Flip chip and wafer level processing	126	134	157

Total packaged units	2,347	1,693	2,504

Net sales from top ten customers	54%	54%	49%
Capacity utilization	82%	66%	86%

End Market Distribution Data (an approximation based on a sampling of our largest customers):
Communications	50%	49%	42%
Consumer	30%	30%	33%
Computing	13%	14%	15%
Other	7%	7%	10%

Total	100%	100%	100%

	Q3 2009	Q2 2009	Q3 2008
	(in millions, except per share data)
Earnings per Share Data:

Net income attributable to Amkor — basic	$81	$9	$29
Adjustment for dilutive securities on net income:
Interest on 2.5% convertible notes due 2011, net of tax	—	—	1
Interest on 6.25% convertible notes due 2013, net of tax	2	—	2
Interest on 6.0% convertible notes due 2014, net of tax	4	4	—

Net income attributable to Amkor — diluted	$87	$13	$32

Weighted average shares outstanding — basic	183	183	183
Effect of dilutive securities:
Stock options	—	—	1
2.5% convertible notes due 2011	3	—	13
6.25% convertible notes due 2013	13	—	13
6.0% convertible notes due 2014	83	83	—

Weighted average shares outstanding — diluted	282	266	210

Net income attributable to Amkor per common share:
Basic	$0.44	$0.05	$0.16

Diluted	$0.31	$0.05	$0.15

AMKOR TECHNOLOGY, INC.
Selected Operating Data (continued)

	Q3 2009	Q2 2009	Q3 2008
	(in millions)
Capital Investment Data:
Property, plant and equipment additions	$78	$27	$92
Net change in related accounts payable and deposits	(36)	—	34

Purchases of property, plant and equipment	$42	$27	$126

Depreciation and amortization	$74	$77	$79

Free Cash Flow Data:
Net cash provided by operating activities	$123	$96	$173
Less purchases of property, plant and equipment	(42)	(27)	(126)

Free cash flow*	$81	$69	$47

*	We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Net sales	$616,205	$719,731	$1,511,497	$2,109,890
Cost of sales	461,589	590,700	1,206,455	1,645,776

Gross profit	154,616	129,031	305,042	464,114

Operating expenses:
Selling, general and administrative	53,619	60,467	156,132	193,357
Research and development	13,364	14,084	33,546	43,035
Gain on sale of real estate	(146)	—	(146)	(9,856)

Total operating expenses	66,837	74,551	189,532	226,536

Operating income	87,779	54,480	115,510	237,578

Other (income) expense:
Interest expense, net	24,465	30,119	77,436	83,866
Interest expense, related party	3,813	1,562	9,187	4,687
Foreign currency loss (gain)	8,259	(23,026)	2,161	(44,100)
Loss (gain) on debt retirement, net	1,226	—	(15,658)	—
Other income, net	(126)	(256)	(77)	(955)

Total other expense, net	37,637	8,399	73,049	43,498

Income before income taxes	50,142	46,081	42,461	194,080
Income tax (benefit) expense	(30,854)	16,313	(25,940)	26,551

Net income	80,996	29,768	68,401	167,529
Net income attributable to noncontrolling interests	133	613	407	1,146

Net income attributable to Amkor	$80,863	$29,155	$67,994	$166,383

Net income attributable to Amkor per common share:
Basic	$0.44	$0.16	$0.37	$0.91

Diluted	$0.31	$0.15	$0.32	$0.84

Shares used in computing per common share amounts:
Basic	183,060	183,001	183,048	182,633
Diluted	282,356	209,989	238,568	209,848

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2009	2008
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$446,716	$424,316
Restricted cash	2,679	4,880
Accounts receivable:
Trade, net of allowances	341,677	259,630
Other	5,171	14,183
Inventories	142,264	134,045
Other current assets	42,316	23,862

Total current assets	980,823	860,916

Property, plant and equipment, net	1,372,578	1,473,763
Intangibles, net	11,650	11,546
Restricted cash	6,317	1,696
Other assets	58,141	36,072

Total assets	$2,429,509	$2,383,993

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$69,834	$54,609
Trade accounts payable	324,981	241,684
Accrued expenses	220,349	258,449

Total current liabilities	615,164	554,742

Long-term debt	1,149,300	1,338,751
Long-term debt, related party	250,000	100,000
Pension and severance obligations	94,812	116,789
Other non-current liabilities	9,813	30,548

Total liabilities	2,119,089	2,140,830

Equity:
Amkor stockholders’ equity:
Preferred stock	—	—
Common stock, $0.001 par value, 500,000 shares authorized, issued and outstanding of 183,102 in 2009 and 183,035 in 2008	183	183
Additional paid-in capital	1,499,299	1,496,976
Accumulated deficit	(1,210,227)	(1,278,221)
Accumulated other comprehensive income	14,606	18,201

Total Amkor stockholders’ equity	303,861	237,139
Noncontrolling interests in subsidiaries	6,559	6,024

Total equity	310,420	243,163

Total liabilities and equity	$2,429,509	$2,383,993

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	September 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$68,401	$167,529
Depreciation and amortization	230,887	229,501
Gain on debt retirement, net	(15,658)	—
Other operating activities and non-cash items	(12,080)	20,947
Changes in assets and liabilities	(114,740)	39,414

Net cash provided by operating activities	156,810	457,391

Cash flows from investing activities:
Purchases of property, plant and equipment	(111,929)	(317,109)
Proceeds from the sale of property, plant and equipment	1,570	15,257
Proceeds from sale of investment	—	2,460
Other investing activities	(8,573)	(702)

Net cash used in investing activities	(118,932)	(300,094)

Cash flows from financing activities:
Borrowings under revolving credit facilities	—	619
Payments under revolving credit facilities	—	(633)
Proceeds from issuance of short-term debt	15,000	—
Proceeds from issuance of long-term debt	100,000	—
Proceeds from issuance of related party debt	150,000	—
Payments of long-term debt	(272,214)	(135,913)
Payments for debt issuance costs	(8,479)	—
Proceeds from issuance of stock through stock compensation plans	348	10,201

Net cash used in financing activities	(15,345)	(125,726)

Effect of exchange rate fluctuations on cash and cash equivalents	(133)	2,197

Net increase in cash and cash equivalents	22,400	33,768
Cash and cash equivalents, beginning of period	424,316	410,070

Cash and cash equivalents, end of period	$446,716	$443,838